As filed with the Securities and Exchange Commission on July 15, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Stratasys Ltd.
(Exact name of registrant as specified in its charter)

Israel	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o Stratasys, Inc.	1 Holtzman Street, Science Park
5995 Opus Parkway	P.O. Box 2496
Minnetonka, Minnesota 55343	Rehovot, Israel 76124
(952) 937-3000	+972-74-745-4300
(Address and telephone number of registrant’s principal executive offices)

Richard Garrity
c/o Stratasys, Inc.
5995 Opus Parkway
Minnetonka, Minnesota 55343
(952) 937-3000
(Name, address, and telephone number of agent for service)

Copies to:

J. David Chertok, Adv.
Jonathan M. Nathan, Adv.
Jonathan Atha, Adv.
Meitar | Law Offices
16 Abba Hillel Road
Ramat Gan 5250608, Israel
Tel: +972 (3) 610-3100
Fax: +972 (3) 610-3111

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement filed pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company	☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling shareholder named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling shareholder named in this prospectus is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 15, 2025

PRELIMINARY PROSPECTUS
362,500 Shares
Stratasys Ltd.
Ordinary Shares

The selling shareholders named in this prospectus may use this prospectus to offer and resell, from time to time, up to 362,500 of our ordinary shares, par value 0.01 New Israeli Shekels per share, or ordinary shares, which have been, or in the future may be, issued to the selling shareholders.
 The selling shareholders have been issued, or may in the future be issued, these ordinary shares from us as consideration for our acquisition from them on June 6, 2025 of certain tangible and intangible assets from the business of Nexa3D Inc., a Delaware corporation, or Nexa, and its subsidiaries, NXT Factory, Inc., a Delaware corporation, or NXT, and Nexa 3D ApS, a Danish corporation, which were together engaged in developing, commercializing and selling additive manufacturing technologies using Liquid Crystal Display (LCD)-based technology, Selective Laser Sintering (SLS) and High Speed Extrusion (HSE) printing. We refer to the acquired assets throughout this prospectus as the Nexa3D assets, and to the asset purchase agreement, dated as of June 6, 2025, pursuant to which we acquired those assets, as the Nexa3D asset purchase agreement. The selling shareholders were creditors of Nexa and NXT and are entitled to receive the shares to be offered pursuant to the terms of the Nexa3D asset purchase agreement. We are registering the offer and resale of these shares by those creditors in order to satisfy provisions in the Nexa3D asset purchase agreement, pursuant to which we agreed to file the registration statement of which this prospectus forms a part within 35 business days following the closing of the acquisition, and to use commercially reasonable efforts to cause that registration statement to be declared effective as soon as practicable.
We will not receive any of the proceeds from the sale of our ordinary shares by the selling shareholders.
Any ordinary shares subject to resale hereunder will have been issued by us and received by the selling shareholders prior to any resale of such shares pursuant to this prospectus.

The selling shareholders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may offer or resell the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholders will bear all commissions and discounts, if any, attributable to the sale of shares. We will bear all costs, expenses and fees in connection with the registration of their sale of the shares. For additional information on the methods of sale that may be used by the selling shareholders, see “Plan of Distribution” beginning on page 13 of this prospectus.
Our ordinary shares are listed on the NASDAQ Global Select Market under the symbol “SSYS.” On July 14, 2025, the last reported sale price of our ordinary shares as reported on that market was $11.17 per share.
Investing in our securities involves a high degree of risk. These risks are discussed in this prospectus under “Risk Factors” beginning on page 6 and in Item 3.D of our most recent Annual Report on Form 20-F, as updated by the risk factors that appear in our Reports of Foreign Private Issuer on Form 6-K regarding our quarterly results of operations and financial condition, which are incorporated by reference in this prospectus and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2025

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission using a “shelf” registration process. The selling shareholders named in this prospectus may resell, from time to time, in one or more offerings, the ordinary shares offered by this prospectus. Information about the selling shareholders may change over time. When a selling shareholder sells ordinary shares under this prospectus, we will, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement. You should carefully read this prospectus and the accompanying prospectus supplement, if any, along with all of the information incorporated by reference herein and therein, before making an investment decision.
You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not, and the selling shareholders have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is not an offer to sell, nor are the selling shareholders seeking an offer to buy, the shares offered by this prospectus in any jurisdiction where the offer or sale is not permitted. No offers or sales of any of the ordinary shares are to be made in any jurisdiction in which such an offer or sale is not permitted. You should assume that the information contained in this prospectus or in any applicable prospectus supplement is accurate only as of the date on the front cover thereof or the date of the document incorporated by reference, regardless of the date and time of delivery of this prospectus or any applicable prospectus supplement or any sales of the ordinary shares offered hereby or thereby. Our business, financial condition, results of operations and prospects may have changed since that date.
Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to:
• “Stratasys,” the “Company,” “our company,” the “Registrant,” “us,” “we” and “our” are to Stratasys Ltd., an Israeli company, and its consolidated subsidiaries;
• “Our shares,” “ordinary shares” and similar expressions refer to our ordinary shares, par value 0.01 New Israeli Shekels, or NIS, per share;
• “Dollars”, “US dollars” or “$” are to United States dollars;
• “shekels” and “NIS” are to New Israeli Shekels, the Israeli currency;
• “articles” or “amended articles” are to our Amended and Restated Articles of Association, which became effective upon the closing of the Stratasys, Inc.- Objet Ltd. merger, as subsequently amended;
• “Companies Law” are to the Israeli Companies Law, 5759-1999, as amended;
• “Securities Act” are to the Securities Act of 1933, as amended;
• “Exchange Act” are to the Securities Exchange Act of 1934, as amended;
• “Nasdaq” are to the Nasdaq Stock Market;
• “SEC” are to the United States Securities and Exchange Commission; and
• “2024 Annual Report” are to our annual report on Form 20-F for the year ended December 31, 2024, filed with the SEC on March 6, 2025.
ii

PROSPECTUS SUMMARY
This summary provides an overview of selected information contained elsewhere, or incorporated by reference, in this prospectus, and does not contain all of the information you should consider before investing in our securities. You should carefully read this prospectus, the information incorporated by reference, and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed under “Risk Factors” in this prospectus and the documents incorporated by reference and our financial statements and related notes that are incorporated by reference in this prospectus.

About Stratasys Ltd.
 We are a global leader in connected, polymer-based 3D printing solutions, across the entire manufacturing value chain. Leveraging distinct competitive advantages that include a broad set of best-in-class 3D printing platforms, software, materials, technology partner ecosystem, innovative leadership, and global GTM infrastructure, we are positioned to capture share in a significant and growing global marketplace, with a focus on manufacturing, which we view as having the largest and fastest growing total addressable market.
Our approximately 2,300 granted and pending additive technology patents currently held (in addition to many others previously held) have been used to create models, prototypes, manufacturing tools, and production parts for a multitude of industries including aerospace, automotive, transportation, healthcare, consumer products, dental, medical, fashion and education. Our products and comprehensive solutions improve product quality, development time, cost, time-to-market and patient care. Our 3D ecosystem of solutions and expertise includes 3D printers, materials, software, expert services, and on-demand parts production. By the end of 2024, we estimate that we derived over 36.0% of our revenues from manufacturing solutions.
We offer a broader range of systems, consumables and services for additive manufacturing. Our wide range of solutions, based on our proprietary 3D printing technologies and materials, enhances the ability of designers, engineers and manufacturers to:
•visualize and communicate product ideas and designs;
•verify the form, fit and function of prototypes;
•manufacture tools, jigs, fixtures, casts and injection molds used in the process of manufacturing end-products;
•manufacture customized and short-to-medium-run end-products more efficiently, with greater agility, and more sustainably; and
•produce objects that could not otherwise be manufactured through subtractive manufacturing methodologies.
We benefit from recurring revenues from the sale of resin and plastic consumables and related services. We provide products and services to our global customer base throughout our offices in North America and internationally, including: Baden-Baden, Germany; Shanghai, China; and Tokyo, Japan, as well as through our worldwide network of over 130 resellers and channel partners who are exclusive to us and our additive manufacturing technologies. We have approximately 1,780 employees worldwide, including what we believe is one of the largest additive manufacturing service bureaus in the United States.

 We provide integrated solutions throughout the production cycle for designers, engineers, manufacturers, dental and medical professionals, including compatible products and services designed for our customers’ use to effectively solve their specific application needs. Our solutions consist of 3D printing systems, consumables, software, paid parts, and professional services and encompass everything from prototyping and design all the way through production.
Our legal and commercial name is Stratasys Ltd., and we are the product of the 2012 merger of two leading additive manufacturing companies, Stratasys, Inc. and Objet Ltd. Stratasys, Inc. was incorporated in Delaware in 1989, and Objet Ltd. was incorporated in Israel in 1998. As part of that merger transaction, the ordinary shares of Stratasys Ltd. were listed on the Nasdaq Global Select Market under the trading symbol “SSYS”. A series of acquisitions and other transactions in the last several years has strengthened our leadership in various facets of our business, and has added incremental growth engines to our platform. In December 2020, we entered the market of manufacturing of end-use parts via our acquisition of Origin Laboratories, Inc. and its P3 Programmable PhotoPolymerization technology. Since the first quarter of 2021, we are a provider of industrial stereolithography 3D printers and solutions, and in November 2021, we accelerated our growth in production-scale 3D printing. In September 2022, we improved our competitive stance in the desktop 3D printing segment, disposing of our interest in MakerBot and acquiring instead an approximate 46.5% stake in Ultimaker, a new entity with a broad technology offering and a large scale within that segment. As a result of an October 2022 asset acquisition, we have fully integrated a cloud-based software solution into our GrabCAD® Additive Manufacturing Platform, thereby enabling us to better compete for manufacturing customers for their end-use parts production. In April 2023, we strengthened our portfolio of 3D printing materials by acquiring Covestro and its resins, which are compatible with our Origin P3™, Neo® stereolithography, and H350™ printers. As part of that acquisition, we also significantly expanded our IP portfolio, obtaining ownership over hundreds of patents and pending patents that were held by Covestro.
  We have dual headquarters. Our registered office and one of our two principal places of business is located at 1 Holtzman Street, Science Park, P.O. Box 2496, Rehovot 76124, Israel, and our telephone number at that office is (+972)-74-745-4314. Our other principal place of business is located at 5995 Opus Parkway, Minnetonka, Minnesota, and our telephone number there is (952) 937-3000. Our agent in the United States is Richard Garrity, Chief Business Unit Officer of our Delaware subsidiary, Stratasys, Inc., whose address is c/o Stratasys, Inc. at the address of our Minnetonka, Minnesota headquarters. Our World Wide Web address is www.stratasys.com. The information contained on that web site (or on our other web sites, including www.objet.com) is not a part of this prospectus. As an Israeli company, we operate under the provisions of the Israeli Companies Law, 5759-1999.
Recent Developments
PIPE Transaction
On February 2, 2025, we entered into a securities purchase agreement under which FF6-SSYS, Limited Partnership (as assignee of Fortissimo Capital Fund VI, L.P.) (together with its affiliates, referred to collectively as Fortissimo), an Israeli private equity fund, completed a private investment in public equity, or PIPE, with respect to our company on April 8, 2025, investing $120 million and acquiring 11,650,485 newly-issued ordinary shares of Stratasys at a price of $10.30 per share, reflecting a premium of 10.6% over the closing market price of the ordinary shares on Nasdaq on January 31, 2025. Upon completion of the PIPE, Fortissimo holds approximately 15.4% of our issued and outstanding ordinary shares. The additional capital we have received from the PIPE investment has increased our available capital for potential value-enhancing, inorganic opportunities in the 3D printing industry.
Upon the closing of the PIPE, Fortissimo became subject to a lock-up for 18 months, during which period it will be prohibited from transferring any ordinary shares, subject to limited, customary exceptions. Following that lock-up period, we will be required to file with the SEC a registration statement to register Fortissimo’s resale of the ordinary shares sold to it in the PIPE. In connection with the PIPE, our board of directors exempted any acquisitions of ordinary shares by Fortissimo pursuant to the PIPE and thereafter from the application of our Rights Plan (described below under “Extension of Limited-Duration Shareholder Rights Plan”). Fortissimo is, however, subject to certain standstill and voting restrictions, including (i) not being permitted to surpass 24.99% ownership of our issued and outstanding ordinary shares, and (ii) not being permitted to vote more than 20% of the outstanding ordinary shares, unless Fortissimo owns 35% or more of the outstanding ordinary shares, which ownership level it can only reach through a tender offer for at least 15% of the issued and outstanding ordinary shares. The closing of such a tender offer would require the approval of our shareholders
Upon the closing of the PIPE, we entered into a shareholder agreement with FF6-SSYS, Limited Partnership, pursuant to which our board of directors appointed Yuval Cohen, Fortissimo’s initial designee, to serve on our board of directors, replacing Yoav Zeif, who remains our chief executive officer. Under the shareholder agreement, Fortissimo is also permitted to designate a non-voting observer who may attend all of our board meetings; Eliezer Blatt was so designated by Fortissimo and affirmed by our board to serve in that position. Under the shareholder agreement, to the extent Fortissimo’s beneficial ownership equals at least 20% of the issued and outstanding ordinary shares, if Fortissimo requests, we are required to nominate for election by our shareholders a second Fortissimo designee as a voting member of our board of directors. The number of Fortissimo’s board designees is subject to phase-out to the extent Fortissimo’s holdings of the ordinary shares drops below certain thresholds.
Share Repurchase Program
On September 16, 2024, we announced that our board of directors has authorized a program for our repurchase of up to $50 million of our ordinary shares from time to time.
Under the share repurchase program, we may effect repurchases by way of a variety of methods, including open market purchases, privately negotiated transactions or otherwise, all in accordance with U.S. securities laws and regulations, including Rule 10b-18 under the Exchange Act. We may also, from time to time, enter into plans that are compliant with Rule 10b5-1 of the Exchange Act to facilitate repurchases of our ordinary shares under the board authorization.
The repurchase program does not obligate us to acquire any particular number or value of ordinary shares, and the repurchase program may be suspended or discontinued at any time at our discretion. In accordance with Section 7C of the Israeli Companies Regulations (Leniencies for Companies Whose Securities are Listed for Trading Outside of Israel), 5760-2000, the share repurchase program went into effect 30 days after notice of our board of directors’ adoption of the repurchase program was provided to our material creditors and secured creditors (if any).
As of June 30, 2025, we had repurchased an aggregate of $2.0 million worth of ordinary shares under the share repurchase program.

Impact of Strategic Restructuring Plan
The authorization of our share repurchase program described above was part of a number of strategic actions we have taken to enhance shareholder value, building upon our previously announced comprehensive process to explore strategic alternatives for our company, in order to maximize value for all Stratasys shareholders, which we had initiated on September 28, 2023, and which we completed during the second quarter of 2024. The goals of that process were to further solidify our leadership in additive manufacturing, while focusing our business model to deliver a significantly improved and consistently profitable, cash-flow positive additive manufacturing company, throughout cycles. At the conclusion of that process, our board of directors identified restructuring initiatives in two important areas to further those goals and to best position Stratasys to maximize value:
(i) Our first initiative was to adjust our cost structure to better match current market conditions, primarily through an approximate 15% headcount reduction that was expected to drive the majority of $40 million in annual run rate savings. This initiative is expected to generate an annualized EBITDA margin of 8% at current revenue levels. The first full-quarter’s benefit of these cost savings was felt in the first quarter of 2025, during which our operating expenses decreased by 17.8%, primarily driven by a decrease in employee and other costs of $10.5 million associated with the reduction in headcount.
(ii) Our second initiative was to enhance our efforts to remove barriers and help customers increase their pace of adoption of additive manufacturing. This involves addressing the total cost of ownership, which is largely influenced by materials consumption. We have begun to increase our investment of resources to better educate and support our customers' engineers, who are still learning to fully utilize additive manufacturing design and workflow benefits. We have also increased efforts to standardize additive manufacturing to better align with traditional manufacturing processes, making it easier for broader adoption. As part of this initiative, we have begun to leverage our scale and breadth of technology to focus our go-to-market efforts on areas we view as the main growth drivers of our business— applications where additive manufacturing presents the most compelling benefits relative to conventional methods.
Extension of Limited-Duration Shareholder Rights Plan
On December 19, 2024, our board of directors unanimously approved the extension of the expiration date of our limited-duration shareholder rights plan, or the Rights Plan, by an additional year, to December 19, 2025, which extension was effective immediately prior to the original expiration of the Rights Plan on December 19, 2024. This step was taken to preserve for all shareholders the long-term value of our company in the event of a takeover or acquisition of a controlling stake without the payment of a control premium for all Stratasys ordinary shares. The Rights Plan, if triggered, would significantly dilute the ownership of any Acquiring Person (as defined in the Rights Plan). The Rights Plan contains enhanced shareholder protections that are intended to limit the scope of the Rights Plan. The Rights Plan is designed to give all of our shareholders (other than an Acquiring Person) a way to voice their position directly to the board on certain types of offers— via an advisory shareholder vote as to whether the plan should apply to those offers— and, in other circumstances, exempts a qualifying offer from the rights under the plan altogether.

THE OFFERING

Securities offered by the selling shareholders
Up to 362,500 of our ordinary shares, par value NIS 0.01 per share, that have been, or that may be, issued to the selling shareholders pursuant to the Nexa3D asset purchase agreement. Those shares include:

· 300,000 ordinary shares that we issued to the selling shareholders at the closing under the Nexa3D asset purchase agreement; and

· 62,500 ordinary shares, maximally, that we may issue to the selling shareholders as deferred consideration upon the one-year anniversary of the closing under the Nexa3D asset purchase agreement, which number of shares may minimally be 41,667 ordinary shares, depending upon the average closing price of our ordinary shares over the 30 days prior to the first anniversary of the closing (the actual number of shares issuable upon the one-year anniversary of the closing is subject to reduction to the extent we are entitled to set off amounts owed to us for certain claims related to the Nexa3D assets under the Nexa3D asset purchase agreement).

Selling shareholders
The selling shareholders named herein consist of creditors of Nexa and NXT who are entitled to receive the shares being offered under this prospectus pursuant to the Nexa3D asset purchase agreement. See “Selling Shareholders” on page 10 of this prospectus for more information on the selling shareholders.

Use of proceeds	We will not receive any proceeds from the sale of the ordinary shares in this offering. See “Use of Proceeds” beginning on page 10 of this prospectus for additional information.

Registration rights
Under the terms of the Nexa3D asset purchase agreement, we have agreed to file this registration statement within 35 trading days following the closing of our acquisition of the Nexa3D assets in order to register the resale by the selling shareholders of the ordinary shares that we have issued and may issue to them pursuant to that agreement and that they are offering hereby. See “Selling Shareholders” on page 10 of this prospectus for additional information.

Plan of distribution
The selling shareholders named in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the ordinary shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholders may also resell the ordinary shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. See “Plan of Distribution” beginning on page 13 of this prospectus for additional information on the methods of sale that may be used by the selling shareholders.

Risk factors
Investing in our ordinary shares involves a high degree of risk. You should carefully read and consider the information beginning on page 6 of this prospectus set forth under the heading “Risk Factors” and all other information set forth in this prospectus, and the documents incorporated herein and therein by reference before deciding to invest in our ordinary shares.

Nasdaq Global Select symbol for ordinary shares	“SSYS”

RISK FACTORS
 An investment in our ordinary shares involves certain risks. Before investing in our shares, you should carefully consider the summary of our overall risk factors, as well as particular risks, that are identified below. You should also consider the risk factors described in our most recent Annual Report on Form 20-F filed with the SEC, and updates to those risk factors contained in the Reports of Foreign Private Issuer on Form 6-K regarding our quarterly results of operations and financial condition that we furnish to the SEC on a quarterly basis. You should also consider all of the other information appearing in this prospectus or incorporated by reference into this prospectus. The risks so described are not the only risks facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Any of those risks could materially and adversely affect our business, financial condition, results of operations and cash flows and could result in a loss of all or part of your investment. In any case, the value of the shares offered by means of this prospectus could decline due to any of these risks, and you may lose all or part of your investment.
Summary of Risk Factors:
The following constitutes a summary of the material risks relevant to an investment in our company:
Risks related to our business and financial condition
•We may not succeed at introducing new or improved products and solutions that gain market share.
•Our annual and quarterly operating results and financial condition may fluctuate.
•Demand for our products and services may not grow as we expect.
•The 3D printing market generally may not grow as we expect.
•Global macro-economic factors such as relatively high interest rates and any lingering inflationary conditions, may have material adverse consequences for our operations, financial position, and cash flows, primarily by continuing to reduce the capital expenditure budgets of our customers and potential customers.
•Declines in the prices of our products and services, or in our volume of sales, together with our relatively inflexible cost structure, may adversely affect our financial results.
•The focused restructuring actions that we have been implementing to streamline operations and enhance our go-to-market strategy do not guarantee significant improvements to our results of operations over the long term.
•To the extent that other companies are successful in developing or marketing consumables for use in our systems, our revenues and profits would likely be adversely affected.
•If our product mix shifts too far into lower margin products or our revenues mix shifts significantly towards our additive manufacturing, or AM, services business, our profitability could be reduced.
•Competition and new technologies may cut into our market share, especially if any competitors in our industry combine with one another successfully.
•Impairments of goodwill or other intangible assets in respect of companies that we acquire would adversely impact our results of operations for the periods in which they occur.

•Our failure to successfully consummate acquisitions of, or investments in, new business, technologies, products or services, to integrate them into our existing company, or to realize from them expected performance, may adversely affect our financial results.
•Our operations could suffer if we are unable to attract and retain key management, directors or other key employees.
•Global interruptions and delays involving freight carriers and other third parties may interfere with our supply chain and distribution network and frustrate our ability to sell our existing and new products.
•If we do not maximize our recurring stream of revenues from the sale of consumables and service contracts, our operating results may be adversely affected.
•New import tariffs imposed by the United States and retaliatory responses from other countries could significantly increase the prices we pay for raw materials and adversely impact demand for our products and services in industries and countries in which our affected customers operate.
•Global market, political and economic conditions, and in the countries in which we operate in particular, could adversely impact our operating results.
•Potential hostile actions by a shareholder or other third party, including a potential additional unsolicited tender offer, or a potential additional attempt to remove and replace our directors with its own nominees, could materially adversely impact our shareholders’ investment in our company and could also strain our cash resources.
•Significant disruptions of our information technology systems, including management information systems for inventory management and distribution, or breaches of our data security could adversely affect our business.
•We own a number of our manufacturing and office facilities, which may limit our ability to move our operations.
Risks related to our intellectual property
•Infringement of our intellectual property rights by others (including for replication and sale of consumables for use in our systems), or infringement of others’ intellectual property rights by us, could lead to litigation, could necessitate a redesign of our products to avoid use of certain technology, and may have an adverse impact on our financial results.
•If we are unable to obtain patent protection for our products or otherwise protect our intellectual property rights, our business could suffer.
•As our patents expire, additional competitors using our technology could enter the market, which could offer competitive printers and consumables, require us to reduce our prices for our products and result in lost sales.

Risks related to operations in Israel
•Israel’s wars against the terrorist organizations Hamas and Hezbollah and against Iran, and its hostilities with additional regional terrorist groups, may adversely affect our operations.
•Exchange rate fluctuations between the U.S. dollar and the New Israeli Shekel (in particular), the Euro, the Yen and other non-U.S. currencies may negatively affect the earnings of our operations.
•We are currently eligible for Israeli government tax benefits in respect of our Israeli operations. If we do not meet several conditions for receipt of those benefits, or if the Israeli government otherwise decides to eliminate those benefits, they may be terminated or reduced.
 Risks related to an investment in our ordinary shares
•The market price of our ordinary shares may be subject to fluctuation, regardless of our operating results and financial condition. As a result, our shareholders could incur substantial losses.
•The market price of our ordinary shares has experienced significant decline over time, and we cannot guarantee when and whether it will recover.
•There are risks associated with our share repurchase program.
•We do not anticipate paying any cash dividends in the foreseeable future.
In addition to the above summarized risk factors, the current offering poses the following additional risk(s):
Risk related to the current offering
     The sale of a substantial number of our ordinary shares in the public market, including resale of the shares issued or issuable to the selling shareholders under the Nexa3D asset purchase agreement, could adversely affect the prevailing market price for our ordinary shares.
We are registering the resale of up to 362,500 ordinary shares that we have issued to the selling shareholders upon the closing, or may issue, maximally, to the selling shareholders upon the one-year anniversary of the closing, under the Naxo-NXT asset purchase agreement. Sales of a substantial number of our ordinary shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our ordinary shares, and the market value of our other securities. We cannot predict if and when the selling shareholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional ordinary shares or other equity or debt securities exercisable for, or convertible into, ordinary shares. Any such issuances could result in substantial dilution to our existing shareholders and could cause our share price to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
 This prospectus and the information incorporated by reference in this prospectus contain “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will probably not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:
•the extent of our success at introducing new or improved products and solutions that gain market share;
•the extent of growth of the 3D printing market generally;
•global macro-economic factors and their impact on our industry, including relatively high interest rates, any lingering inflationary conditions, potentially unfavorable currency exchange rates and tight credit conditions, which could continue to reduce the capital expenditure budgets of our customers and potential customers;
•changes in our overall strategy, including as related to the focused restructuring actions that we have been implementing to streamline operations and enhance our go-to-market strategy;
•the impact of shifts in prices or margins of the products that we sell or services we provide, including due to a shift towards lower margin products or services;
•the impact of competition and new technologies, and developments involving competitors in our industry, which could impact potential merger and acquisition activity involving us and other companies in our industry;
•whether we are able to successfully utilize the $120 million invested by Fortissimo Capital in our company via a PIPE transaction towards value-enhancing, inorganic opportunities in the 3D printing industry;
•impairments of goodwill or other intangible assets in respect of companies that we acquire;
•the extent of our success at efficiently and successfully integrating the operations of various companies that we have acquired or may acquire;
•the degree of our success at locating and acquiring additional value-enhancing, inorganic technology that furthers our business plan to lead in the realm of polymers;
•the potential adverse impact that recent global interruptions and delays involving freight carriers and other third parties may have on our supply chain and distribution network and consequently, our ability to successfully sell both our existing and newly-launched 3D printing products;

•global market, political and economic conditions, and in the countries in which we operate in particular;
•the degree to which our company’s operations remain resistant to potential adverse effects of Israel’s wars against the terrorist organizations Hamas and Hezbollah, and against Iran, and, intermittently, attacks by the terrorist Houthis in Yemen against Israel;
•government regulations and approvals;
•litigation and regulatory proceedings;
•infringement of our intellectual property rights by others (including for replication and sale of consumables for use in our systems), or infringement of others’ intellectual property rights by us;
•potential cyber attacks against, or other breaches to, our information technologies systems;
•the extent of our success at maintaining our liquidity and financing our operations and capital needs;
•impact of tax regulations on our results of operations and financial conditions; and
•those factors referred to in “Item 3.D. Key Information— Risk Factors”, “Item 4. Information on the Company”, and “Item 5. Operating and Financial Review and Prospects”, as well as in other portions of our 2024 Annual Report, as supplemented by the updates to risk factors contained in the Reports of Foreign Private Issuer on Form 6-K regarding our financial condition and results of operations that we furnish to the SEC on a quarterly basis.
You should review carefully the section entitled “Risk Factors” beginning on page 6 of this prospectus for an overview of the above factors and other risks that relate to our business and investing in our securities. The forward-looking statements contained or incorporated by reference in this prospectus are expressly qualified in their entirety by this cautionary statement. We do not undertake any obligation to publicly update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS
 We will not receive any proceeds from the sale of our ordinary shares by the selling shareholders under this prospectus.

SELLING SHAREHOLDERS
 This prospectus relates to the resale, in one or more offerings, of an aggregate of up to 362,500 ordinary shares held by, or potentially issuable to, our shareholders who received or who may receive such shares pursuant to the Nexa3D asset purchase agreement. The shares that may be offered under this prospectus consist of the following groups of shares:
●300,000 ordinary shares that we issued to the selling shareholders at the closing under the Nexa3D asset purchase agreement on June 6, 2025; and
●62,500 ordinary shares, maximally, that we may issue to the selling shareholders as deferred consideration upon the one-year anniversary of the closing under the Nexa3D asset purchase agreement.

The selling shareholders named below consist of creditors of Nexa and NXT, who are entitled to receive the shares as part of the transaction contemplated by the Nexa3D asset purchase agreement, pursuant to which we acquired the Nexa3D assets.
The table below provides information about the beneficial ownership of each selling shareholder as to:
●the number of ordinary shares that are currently, or potentially will be, beneficially held by such selling shareholder (assuming the issuance to him, her or it of the maximum number of ordinary shares pursuant to the Nexa3D asset purchase agreement on the one-year anniversary of the closing under that agreement), and the percentage of our outstanding share capital constituted thereby;
●the maximum number of shares that may be offered by such selling shareholder under this prospectus and the percentage of our outstanding share capital constituted thereby; and
●the number of shares to be beneficially held by such selling shareholder following the offering (assuming that the maximum number of shares that may be offered by such shareholder hereunder are so offered, and no other shares are beneficially acquired by the shareholder) and the percentage of our outstanding share capital constituted thereby.
We cannot state with certainty the total number of ordinary shares that will actually be beneficially held by the selling shareholders prior to the offering under this prospectus. The number of shares to actually be held by the selling shareholders (disregarding any transactions that they may effect independently) depends on the average closing price of our ordinary shares over the 30 days prior to the one-year anniversary of the closing of our acquisition of the Nexa3D assets, which will determine the number of ordinary shares that we will issue to them on that anniversary. Regardless of the closing price of the ordinary shares over that 30-day period, the number of shares that we will issue to the selling shareholders on that one-year anniversary is subject to a maximum and minimum of 62,500 and 41,667, respectively, under the Nexa3D asset purchase agreement. The foregoing range of number of shares to be issued to the selling shareholders on that one-year anniversary is furthermore subject to downwards adjustment to the extent we are entitled to set off amounts owed to us under the Nexa3D asset purchase agreement. For purposes of the below table, we have assumed that the maximum number of shares will be issued to, and beneficially held by, each selling shareholder merely in order to show the maximum potential size of the offering. We also cannot state with certainty the number of ordinary shares that will be beneficially held by the selling shareholders after completion of this offering because they may sell or otherwise dispose of all, some or none of the ordinary shares beneficially held by them prior to the offering, and may subsequently acquire the beneficial ownership of other ordinary shares. Therefore, our registration for resale of the below number of shares for each selling shareholder does not necessarily mean that any selling shareholder will actually own all of those shares prior to, or dispose of any or all of those shares pursuant to, the offering.
The information provided in the table below as to number of shares beneficially owned prior to the offering is based on information provided by the selling shareholders. The information provided below is provided as of June 6, 2025 (immediately following the closing under the Nexa3D asset purchase agreement on that day). As of that time, 84,924,398 ordinary shares were outstanding, which includes the aggregate 300,000 ordinary shares that were issued to the selling shareholders pursuant to the closing under the Nexa3D asset purchase agreement on that day. The percentage ownership for each selling shareholder in the below table also treats the 62,500 maximum additional aggregate ordinary shares that are potentially issuable to all selling shareholders on the one-year anniversary of the closing under the Nexa3D asset purchase agreement as (i) outstanding, and (ii) owned, in relevant part, by the subject selling shareholder. Therefore, the number of outstanding shares upon which the percentages are based is 84,986,898, although none of those additional ordinary shares has yet been issued, and some or all of those additional ordinary shares may never be issued.
Except in respect of the transaction under the Nexa3D asset purchase agreement, neither the selling shareholders nor any of their affiliates, officers, directors or principal equity holders have held any position or office or had any other material relationship with us or our affiliates within the past three years.
As used in this prospectus, the term “selling shareholders” includes the selling shareholders set forth below and any donees, pledgees, transferees or other successors-in-interest that sell ordinary shares received after the date of this prospectus from the selling shareholders as a gift, pledge, or other non-sale related transfer.
The number of shares in the column “Maximum Number of Shares Offered” represents all of the ordinary shares that any selling shareholder may offer under this prospectus. The column titled “Ownership After Offering—Number of ordinary shares beneficially owned” assumes the sale of all the shares offered by the selling shareholders pursuant to this prospectus and that the selling shareholders do not acquire any additional ordinary shares before the completion of this offering. However, because the selling shareholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling shareholders or that will be held by the selling shareholders after completion of any sales. The selling shareholders may sell some, all or none of their shares in this offering. We do not know how long the selling shareholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with any of the selling shareholders regarding the sale of any of the shares.

	Ownership Before Offering			Ownership After Offering
	Number of ordinary shares beneficially owned	Percentage of ordinary shares beneficially owned	Maximum number of shares offered	Number of ordinary shares beneficially owned	Percentage of ordinary shares beneficially owned
Magnetar Constellation Master Fund, Ltd.	128,702	*	128,702	0	0.0%
Magnetar Structured Credit Fund, LP	45,423	*	45,423	0	0.0%
Magnetar Xing He Master Fund Ltd	52,996	*	52,996	0	0.0%
Magnetar SC Fund Ltd	30,283	*	30,283	0	0.0%
Magnetar Longhorn Fund LP	15,139	*	15,139	0	0.0%
Purpose Alternative Credit Fund - F LLC	22,713	*	22,713	0	0.0%
Purpose Alternative Credit Fund - T LLC	7,570	*	7,570	0	0.0%
Magnetar Lake Credit Fund LLC	37,854	*	37,854	0	0.0%
Abraham N. Reichental	12,469	*	12,469	0	0.0%
Ziad Abou Jaoude	9,351	*	9,351	0	0.0%

●Less than one percent (1%) of our issued and outstanding ordinary shares.

PLAN OF DISTRIBUTION
The selling shareholders, including their pledgees, donees, transferees, distributees, beneficiaries or other successors in interest, may from time to time offer some or all of the ordinary shares covered by this prospectus. We will not receive any of the proceeds from the sale of the ordinary shares covered by this prospectus by the selling shareholders. We will bear all fees and expenses incident to our obligation to register the ordinary shares covered by this prospectus.
The selling shareholders may sell all or a portion of the ordinary shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The ordinary shares may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at privately negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions.

The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:
●ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
●purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●an over-the-counter distribution;
●an exchange distribution in accordance with the rules of the applicable exchange;
●privately negotiated transactions;
●short sales effected after the effective date of the registration statement of which this prospectus is a part;
●through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;
●a combination of any such methods of sale; or
●any other method permitted pursuant to applicable law.
The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of the selling shareholders to include the pledgee, transferee, or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our ordinary shares or interests therein, the selling shareholders may enter into hedging transactions with broker- dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume. The selling shareholders may also sell our ordinary shares short and deliver these securities to close out its short positions, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. If the selling shareholders effect certain transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction, will not be in excess of a customary brokerage commission in compliance with applicable FINRA rules; and in the case of a principal transaction a markup or markdown in compliance with applicable FINRA rules.
The aggregate proceeds to the selling shareholders from the sale of the ordinary shares offered by them will be the purchase price of the ordinary shares less discounts or commissions, if any. The selling shareholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering.
The selling shareholders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.
The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares or interests therein may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. The selling shareholders are subject to the prospectus delivery requirements of the Securities Act.
To the extent required pursuant to Rule 424(b) under the Securities Act, the number of ordinary shares to be sold, the name of the selling shareholder, the purchase price and public offering price, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the ordinary shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless such sale has been registered or qualified, or an exemption from registration or qualification requirements is available and is complied with.
The selling shareholders and any other person participating in a sale of the ordinary shares that is registered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the selling shareholders and any other participating person. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS
 The validity of the securities offered by this prospectus will be passed upon by Meitar Law Offices, Ramat-Gan, Israel.

EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2024 have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, and (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act.
In addition, we are not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also furnish Reports of Foreign Private Issuer on Form 6-K containing unaudited financial information for the first three quarters of each fiscal year and other material information that we are required to make public in Israel, that we file with, and that is made public by, any stock exchange on which our shares are traded, or that we distribute, or that is required to be distributed by us, to our shareholders.
You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information that we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You may also access the information that we file electronically with the SEC through our website at http://www.stratasys.com. The information contained on, or linked from, our website does not form part of this prospectus.
This prospectus is part of a registration statement on Form F-3 filed by us with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto filed with the SEC. For further information with respect to us and the ordinary shares, warrants and debt securities that may be offered hereby by us, or the ordinary shares that may be offered by selling shareholders, you should refer to the complete registration statement on Form F-3, including any prospectus supplement, which may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference into the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.
We incorporate by reference into this prospectus the documents listed below, and any future Annual Reports on Form 20-F or Reports of Foreign Private Issuer on Form 6-K (to the extent that any such Form 6-K indicates that it is intended to by incorporated by reference herein) filed with or furnished to the SEC pursuant to the Exchange Act prior to the termination of the offering. The documents that we incorporate by reference are:

●	our 2024 Annual Report, filed with the SEC on March 6, 2025;
●	our Reports of Foreign Private Issuer on Form 6-K, or Form 6-K (including, except where indicated below, all exhibits thereto) that we furnished to the SEC on:
●April 10, 2025 (excluding Exhibit 99.1 thereto); and
●May 8, 2025 (only the second Form 6-K furnished on that day);
●the description of our ordinary shares set forth under “Item 1. Description of Registrant’s Securities to be Registered” in our Registration Statement on Form 8-A, filed with the SEC on December 3, 2012, as supplemented by Exhibit 2.2 to the 2024 Annual Report, and as may be further updated or amended in any amendment or report filed for such purpose.
 The information that we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically be incorporated into, update and supersede the information contained in this prospectus. Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference into this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at Stratasys Ltd., 1 Holtzman Street, Science Park, P.O. Box 2496, Rehovot 76124, Israel, Attention: Yonah Lloyd— Chief Communications Officer and VP Investor Relations, Telephone: +972-74-745-4300, email: Yonah.Lloyd@stratasys.com.
ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors, officers and any Israeli experts named in this prospectus, substantially all of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.
We have been informed by our legal counsel in Israel, Meitar Law Offices, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws because Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

We have irrevocably appointed Stratasys, Inc. as our agent to receive service of process in any action against us in any United States federal or state court arising out of the offering under this prospectus or any purchase or sale of securities in connection with any such offering. Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act or the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things:
●the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law prevailing in Israel;
●the judgment is executory in the state in which it was given;
●the prevailing law of the foreign state in which the judgment is rendered allows for the enforcement of judgments of Israeli courts;
●adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;
●the judgment is not contrary to public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;
●the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;
●an action between the same parties in the same matter was not pending in any Israeli court at the time at which the lawsuit was instituted in the foreign court; and
●the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.
If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. Under existing Israeli law, a foreign judgment payable in foreign currency may be paid in Israeli currency at the rate of exchange in force on the date of the payment. Current Israeli exchange control regulations also permit a judgment debtor to make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

362,500 Shares

ORDINARY SHARES

PROSPECTUS

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 8. Indemnification of Directors and Officers.
Under the Israeli Companies Law, 5759-1999, or the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.
Under the Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:
●a financial liability incurred by or imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the above-mentioned foreseen events and amount or criteria;
●reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction; and
●reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder, if and to the extent provided in the company’s articles of association:
●a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;
●a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and
●a financial liability imposed on the office holder in favor of a third party.
Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:
●a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;
●a breach of duty of care committed intentionally or recklessly, excluding a breach arising solely out of the negligent conduct of the office holder;
●an act or omission committed with intent to derive illegal personal benefit; or
●a fine, civil fine, monetary sanction or forfeit levied against the office holder.
Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.
Our articles permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law. We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Companies Law. In addition, we have entered into agreements with each of our directors and executive officers exculpating them from liability to us for damages caused to us as a result of a breach of duty of care and undertaking to indemnify them, in each case, to the fullest extent permitted by our articles and Israeli law, including with respect to liabilities resulting from a public offering of our shares, to the extent that these liabilities are not covered by insurance.

Item 9. Exhibits.

Exhibit No.	Document
4.1
Amended and Restated Articles of Association of the Registrant (incorporated by reference to Exhibit 1.1 to the registrant’s annual report on Form 20-F for the year ended December 31, 2024, filed with the SEC on March 6, 2025).

4.2
Memorandum of Association of Stratasys Ltd. (incorporated by reference to Exhibit 3.2 to the registrant’s registration statement on Form F-4 (SEC File No. 333-182025), filed with the SEC on June 8, 2012).

4.3
Specimen Share Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the registrant’s registration statement on Form F-4 (SEC File No. 333-182025), filed with the SEC on August 6, 2012).

5.1	Opinion of Meitar Law Offices, Israeli counsel to the registrant, as to the validity of the ordinary shares offered hereunder (including consent).
23.1	Consent of Kesselman & Kesselman, an independent registered public accounting firm and a member firm of PricewaterhouseCoopers International Limited.
23.2	Consent of Meitar Law Offices (included in Exhibit 5.1).
24.1	Power of Attorney (included in signature page to registration statement).
107	Filing fee table
 Item 10. Undertakings.
The undersigned registrant hereby undertakes:

(a)	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Form F-3.
(5)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(6)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
 (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rehovot, Israel, on July 15, 2025.

Stratasys Ltd.

By:	/s/ Yoav Zeif
Name:	Yoav Zeif
Title:	Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS that the undersigned officers and directors of Stratasys Ltd., an Israeli corporation, do hereby constitute and appoint Yoav Zeif, Chief Executive Officer, and Eitan Zamir, Chief Financial Officer, and each of them, their lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yoav Zeif	Chief Executive Officer (Principal Executive Officer)	July 15, 2025
Yoav Zeif

/s/Eitan Zamir	Chief Financial Officer (Principal Financial and Accounting Officer)	July 15, 2025
Eitan Zamir

/s/ Dov Ofer	Chairman of the Board	July 15, 2025
Dov Ofer

/s/ Yuval Cohen	Director	July 15, 2025
Yuval Cohen
/s/ S. Scott Crump	Director	July 15, 2025
S. Scott Crump

/s/ Aris Kekedjian	Director	July 15, 2025
Aris Kekedjian

/s/ John J. McEleney	Director	July 15, 2025
John J. McEleney

/s/ David Reis	Director	July 15, 2025
David Reis

/s/ Yair Seroussi	Director	July 15, 2025
Yair Seroussi

/s/ Adina Shorr	Director	July 15, 2025
Adina Shorr

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES:

Stratasys, Inc.

By:	/s/ Richard Garrity
Name:	Richard Garrity
Title:	Chief Business Unit Officer
Date:	July 15, 2025

Exhibit 5.1

Stratasys Ltd.
1 Holtzman Street
Science Park
P.O. Box 2496
Rehovot 76124, Israel
July 15, 2025
Re: Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as Israeli counsel to Stratasys Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with its registration statement on Form F-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement registers the resale, from time to time, of up to 362,500 ordinary shares, par value New Israeli Shekel 0.01 per share, of the Company (“Ordinary Shares”), consisting of 300,000 Ordinary Shares that were issued (the “Closing Shares”) and up to 62,500 additional Ordinary Shares that may be issued (the “Additional Shares,” and, together with the Closing Shares, collectively, the “Shares”) to the noteholders who were creditors of Nexa3D Inc. and its subsidiary, NXT Factory, Inc., and who are entitled to receive the Closing Shares and, potentially, the Additional Shares pursuant to the asset purchase agreement, dated June 6, 2025, by and among the Company, iSQUARED AG, Stratasys Inc., Stratasys Solutions Limited, U.S. Bank Trust Company, National Association, Nexa3D Inc., NXT Factory, Inc., and the noteholders set forth on Exhibit A attached thereto (the “Asset Purchase Agreement”), as described in the Registration Statement.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, in connection with the filing of the Registration Statement.

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the form of the Registration Statement, to which this opinion letter is attached as an exhibit; (ii) the articles of association of the Company, as currently in effect (the “Articles”); (iii) minutes of a meeting of the board of directors of the Company (the “Board”) at which the filing of the Registration Statement and the actions to be taken in connection therewith were approved; (iv) the Asset Purchase Agreement; and (v) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. We have also assumed the truth of all facts communicated to us by the Company and that all minutes of meetings of the Board that have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws. We have assumed, in addition, that at the time of the execution and delivery of the Asset

Purchase Agreement, it was the valid and legally binding obligation of the third parties (other than the Company), enforceable against such third parties in accordance with the terms thereof.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and reserved for issuance, and, in the case of the Closing Shares, have been, or, in the case of the Additional Shares, will be, upon the one-year anniversary of the closing under the Acquisition Agreement, legally issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” and, if applicable, “Enforcement of Civil Liabilities” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Meitar Law Offices

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Stratasys Ltd. of our report dated March 6, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Stratasys Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Tel-Aviv, Israel	/s/ Kesselman & Kesselman
July 15, 2025	Certified Public Accountants (lsr.)
A member firm of PricewaterhouseCoopers International Limited